UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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HFF, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:   June 5, 2007

Time:   9:00 a.m. Eastern Daylight Savings Time

Place:	Rivers Club One Oxford Centre (4th Floor) 301 Grant Street Pittsburgh, Pennsylvania 15219

Purpose:

1.	To elect three Class I directors to the Company’s Board of Directors, each for a term of three years until their respective successors have been elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered certified public accountants.

3.	To transact any other business that may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope.

You are entitled to vote if you were a stockholder at the close of business on April 26, 2007.

By Order of the Board of Directors

Nancy O. Goodson	Pittsburgh, Pennsylvania
Chief Operating Officer and Secretary	April 30, 2007

Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted only upon proof of ownership.

HFF, INC.
ONE OXFORD CENTRE
301 GRANT STREET, SUITE 600
PITTSBURGH, PENNSYLVANIA 15219

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about May 8, 2007, to owners of shares of HFF, Inc. (“HFF” or the “Company”) Class A Common Stock and Class B Common Stock in connection with the solicitation of proxies by the Board of Directors for the 2007 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all Common Stock stockholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

i

SPECIAL NOTE REGARDING THE REGISTRANT

In connection with our initial public offering of our Class A common stock in February 2007, we effected a reorganization of our business, which had previously been conducted through HFF Holdings LLC (“HFF Holdings”) and certain of its wholly owned subsidiaries, including Holliday Fenoglio Fowler, L.P. and HFF Securities L.P. (together, the “Operating Partnerships”) and Holliday GP Corp. (“Holliday GP”). In the reorganization, HFF, Inc., a newly-formed Delaware corporation, purchased from HFF Holdings all of the shares of Holliday GP, which is the sole general partner of each of the Operating Partnerships, and approximately 45% of the partnership units in each of the Operating Partnerships (including partnership units in the Operating Partnerships held by Holliday GP) in exchange for the net proceeds from the initial public offering and one share of Class B common stock of HFF, Inc. Following this reorganization and as of the closing of the initial public offering on February 5, 2007, HFF, Inc. is a holding company holding partnership units in the Operating Partnerships and all of the outstanding shares of Holliday GP. HFF Holdings and HFF, Inc., through their wholly-owned subsidiaries, are the only limited partners of the Operating Partnerships. We refer to these transactions collectively in this Proxy Statement on Schedule 14A as the “Reorganization Transactions.” Unless we state otherwise, the information in this Proxy Statement on Schedule 14A gives effect to these Reorganization Transactions.

Unless the context otherwise requires, references to (1) “HFF Holdings” refer solely to HFF Holdings LLC, a Delaware limited liability company that was previously the holding company for our consolidated subsidiaries, and not to any of its subsidiaries, (2) “HFF LP” refer to Holliday Fenoglio Fowler, L.P., a Texas limited partnership, (3) “HFF Securities” refer to HFF Securities L.P., a Delaware limited partnership and registered broker-dealer, (4) “Holliday GP” refer to Holliday GP Corp., a Delaware corporation and the general partner of HFF LP and HFF Securities, (5) “HoldCo LLC” refer to HFF Partnership Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of HFF, Inc. and (6) “Holdings Sub” refer to HFF LP Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of HFF Holdings. Our business operations are conducted by HFF LP and HFF Securities which are sometimes referred to in this Proxy Statement on Schedule 14A as the “Operating Partnerships.” Also, except where specifically noted, references in this Proxy Statement on Schedule 14A to “the Company,” “we” or “us” mean HFF, Inc. , the newly formed Delaware corporation and its consolidated subsidiaries after giving effect to the Reorganization Transactions.

VOTING PROCEDURES

Your vote is very important.  Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Most stockholders have a choice of voting by means of the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Also note that proxies submitted by telephone or the Internet must be received by 12:00 midnight, EDT, on June 4, 2007.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) giving written notice to the Secretary of the Company, (b) submitting a proxy bearing a later date, or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

Who can vote?  Stockholders of record as of the close of business on April 26, 2007 are entitled to vote. On that day, 16,445,000 shares of Class A Common Stock and one share of Class B Common Stock were outstanding and eligible to vote. A list of stockholders eligible to vote will be available at the headquarters of HFF, Inc. located at One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, Pennsylvania 15219, beginning May 25, 2007. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board recommend I vote?  The Board recommends a vote “FOR” each Board nominee (Item 1), and “FOR” the ratification of the Board of Directors’ appointment of Ernst & Young LLP as the independent, registered certified public accountants of the Company for the upcoming year (Item 2).

What shares are included in the proxy card?  The proxy card represents all the shares of Common Stock and Common Stock registered to your account. Each share is entitled to one vote on each matter presented at the Annual Meeting other than in the election of Directors.

How do I vote by proxy?  Most stockholders have three ways to vote by proxy: by telephone, via the Internet or by returning the proxy card. To vote by telephone or via the Internet, follow the instructions set forth on each proxy card you receive. To vote by mail, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the postage-paid envelope provided. Do not return the proxy card if you vote via the Internet or by telephone.

How are votes counted?  The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine by the New York Stock Exchange, such as the election of Directors and ratification of the appointment of independent accountants. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Abstentions are counted in tabulations of the votes cast by stockholders on the proposals and will have the effect of a negative vote.

Who will count the vote?  The Company’s transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by an Inspector of Elections.

Who is soliciting this proxy?  Solicitation of proxies is made on behalf of the Board. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation. Proxies may be solicited by mail, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Company’s Class A common stock.

CORPORATE GOVERNANCE

In accordance with Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the Chairman and officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board and its Committees.  The Board of Directors did not meet during fiscal year 2006, but acted by unanimous written consent two (2) times during fiscal year 2006. The Company did not have any operations in 2006 as it was formed in October 2006 for the purposes of the Company’s initial public offering, which occurred in January 2007.

Attendance at the Annual Meeting.  The Company strongly encourages each of its Directors to attend its Annual Meeting of Stockholders.

Director Independence.  The Board of Directors has determined that the following Directors are independent under the independence standards promulgated by the NYSE: John Z. Kukral, Deborah H. McAneny, George L. Miles, Jr., Lenore M. Sullivan and McHenry T. Tichenor, Jr.

Lead Independent Director.  The role of lead independent director is to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board of Directors may determine. In January 2007, the Board elected Mr. Kukral to serve as the Company’s lead independent director.

Committees of the Board.  The Board of Directors has established three standing committees.

Audit Committee — The Audit Committee is responsible for, among other things, directly appointing, retaining, evaluating, compensating and terminating our independent auditors; discussing with our independent registered public accounting firm their independence from management; reviewing with our independent registered public accounting firm the scope and results of their audit; pre-approving all audit and permissible non-audit services to be performed by the independent registered public accounting firm; overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; and reviewing and monitoring our accounting principles, policies and financial and accounting controls. The Board of Directors of the Company has adopted a written charter for the Audit Committee, which is publicly available at www.hfflp.com on the “Investor Relations” page. The Audit Committee was not formed until January 2007 and as a result, did not meet or act by unanimous written consent in fiscal year 2006. The members of the Audit Committee are George L. Miles, Jr., Deborah H. McAneny and McHenry T. Tichenor, Jr. The Board of Directors has determined that each of the members of the Audit Committee is independent under the independence standards promulgated by the NYSE and as that term is used in Section 10A(m)(3) of the Securities Act of 1934, as amended. The Board of Directors has determined that Mr. Miles qualifies as an Audit Committee “financial expert” as that term is defined by applicable securities laws and SEC regulations, and has designated him as the Audit Committee’s financial expert.

Compensation Committee — The Compensation Committee is responsible for, among other things, reviewing and recommending director compensation policies to the Board of Directors; making recommendations, at least annually, to the Board of Directors regarding our policies relating to the amounts and terms of all compensation of our executive officers; and administering and discharging the authority of the Board of Directors with respect to our equity plans. A copy of the Compensation Committee’s written charter is publicly available at www.hfflp.com on the “Investor Relations” page. The Compensation Committee was not formed until January 2007 and as a result, did not meet or act by unanimous written consent in fiscal year 2006. The members of the Compensation Committee are John Z. Kukral, Lenore M. Sullivan and George L. Miles, Jr. The Board of Directors has determined that each of the members of the Compensation Committee is independent under the listing standards of the NYSE, and each member is an “outside director” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Nominating and Governance Committee — The Corporate Governance and Nominating Committee is responsible for, among other things, selecting potential candidates to be nominated for election to the Board of Directors; recommending potential candidates for election to the Board of Directors; reviewing corporate governance matters; and making recommendations to the Board of Directors concerning the structure and membership of other board committees. A copy of the Nominating and Governance Committee’s written charter is publicly available www.hfflp.com on the “Investor Relations” page. The Nominating and Governance Committee was not formed until January 2007 and as a result, did not meet or act by unanimous written consent in fiscal year 2006. The members of the Nominating and Governance Committee are Deborah H. McAneny, Lenore M. Sullivan, McHenry T. Tichenor, Jr. and John Z. Kukral. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent under the listing standards of the NYSE.

Stockholder Communications.  Stockholders and other parties interested in communicating directly with any of the individuals who are Directors of the Company or the Board of Directors as a group may do so by writing to Investor Relations, HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, Pennsylvania 15219. The Company’s policy is to deliver such communications directly to the Board of Directors.

Code of Conduct and Ethics.  The Board is committed to ethical business practices. The Company adopted a Corporate Code of Conduct and Ethics in 2007. This code of conduct applies to all of the Company’s employees and directors and includes the code of ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. The Company’s Code of Conduct and Ethics is posted on the Company’s website at http://www.hfflp.com on the “Investor Relations” page. Please note that none of the information on the Company’s website is incorporated by reference in this proxy statement.

Director Compensation and Other Certain Relationships and Related Transactions.  In 2006, none of our directors received any compensation for service as a member of our Board of Directors or board committees.

Our policy is not to pay director compensation to directors who are also our employees. Each outside director is paid a base annual retainer of $50,000. Each outside director has received a grant of approximately 4,167 options to purchase shares of our Class A common stock, which will vest annually over three years. Each new outside director elected will receive an initial election grant of options to purchase shares of our Class A common stock with a Black-Scholes (or similar valuation method) value of $30,000, which will vest annually over three years. Each outside director will receive an annual grant of restricted stock units based upon our Class A common stock with a Black-Scholes (or similar valuation method) value of $40,000 on the grant date and not ratably over three years.

In addition, the chair of the Audit Committee will receive an additional annual retainer of $10,000 and the chair of each of the Compensation Committee and Nominating and Corporate Governance Committee will receive an additional annual retainer of $5,000.

We intend to reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our board of directors or committees. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites.

In addition to the payments described above, we allow voluntary deferral by our directors of up to 100% of the cash retainer, committee fees and equity awards to a future date elected by the director. The deferred retainer and fees will be deemed invested in an investment fund based upon our Class A common stock or another investment vehicle such as an interest-bearing cash account.

We have a policy that the Board of Directors or a committee designated by the Board of Directors review any transaction in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related party has a direct or indirect material interest in the transaction. This policy has been stated orally and is complimented by the written conflict of interest policy in our Code of Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, no member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of

Regulation S-K. Furthermore, no member of the Compensation Committee had a relationship that requires disclosure under Item 402(j)(3) of Regulation S-K.

Submission of Director Nominations.  The Nominating and Governance Committee will consider director nominees submitted by stockholders to the Board of Directors in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws. Those procedures require a stockholder to deliver notice to the Company’s Secretary or Assistant Secretary at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders, except that in the case where the size of the Board of Directors is increased without public notice, such notice shall be considered timely if made no later than the close of business on the tenth day following the public announcement of such by the Company. Such notice must be in writing and must include (i) the name and address of the nominating stockholder, as they appear on the Company’s books, (ii) the class and number of shares of the Company’s stock which are owned beneficially and of record by the nominating stockholder, (iii) certain representations, (iv) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (iv) any information regarding the nominee that is required under Regulation 14A of the Securities Exchange Act of 1934 to be included in a proxy statement relating to the election of Directors. Candidates recommended by the stockholders of the Company are evaluated on the same basis as other candidates (other than Directors standing for re-election) recommended by the Company’s Directors, officers, third party search firms or other sources.

ELECTION OF DIRECTORS
ITEM 1 ON PROXY CARD

The Company’s directors are divided into three classes. The members of each class serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. The Company’s Amended and Restated Certificate of Incorporation and Amended Restated Bylaws allow the Board of Directors to set the number of directors on the Board of Directors. The Board of Directors currently consists of nine Directors.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the Class I directors will expire at the Annual Meeting. The other directors will remain in office for the remainder of their respective terms, as indicated below.

Director candidates are nominated by the Board of Directors upon the recommendation of the Nominating and Governance Committee. The Nominating and Governance Committee has recommended the three nominees below, each of whom is currently a director of the Company. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth on page 5 under the heading “Submission of Director Nominations.”

The person named on the accompanying form of proxy will vote the shares “FOR” the nominees, unless you instruct otherwise. Each nominee has consented to stand for election and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board.

Set forth below is information regarding each nominee for Class I director, as well as each Class II and Class II director, each of whose term will continue after the annual meeting.

NOMINEES FOR CLASS I DIRECTORS

John Z. Kukral.  Mr. Kukral is currently President of Northwood Investors, a real estate investment company, and became a director on the board of HFF, Inc. in January 2007. Mr. Kukral started his career at JMB Realty Corporation in 1982 and was most recently (1994 to 2005) with Blackstone Real Estate Advisors where he served as President and Chief Executive Officer from 2002 until 2005. Mr. Kukral graduated from Northwestern University and received an M.B.A. from Harvard University. Mr. Kukral is a member of the board of directors of Aircastle Limited and is a Trustee of the Urban Land Institute and a Governor of the Urban Land Foundation. Age: 47

Deborah H. McAneny.  Ms. McAneny is currently the Chief Operating Officer of Benchmark Assisted Living, LLC and became a director on the board of HFF, Inc. in January 2007. Prior to this, Ms. McAneny was employed at John Hancock Financial Services for 20 years, including as Executive Vice President for Structured and Alternative Investments and a member of its Policy Committee from 2002 to 2004, as Senior Vice President for John Hancock’s Real Estate Investment Group from 2000 to 2002 and as a Vice President of the Real Estate Investment Group from 1997 to 2000. She received a Bachelor of Science degree from the University of Vermont. Ms. McAneny is currently a member of the board of directors of KKR Financial Corp. and the Board of Trustees of the University of Vermont and The Rivers School. She is a past president of the Commercial Mortgage Securities Association. Age: 48

John H. Pelusi, Jr.  Mr. Pelusi has served as a director and Chief Executive Officer of HFF, Inc. since its inception in January 2007. He is also currently an Executive Managing Director of HFF LP, a position he has held since 2001, and a member of the operating committee and the Managing Member of HFF Holdings (since June 16, 2003). Mr. Pelusi has over 25 years of experience in commercial real estate, including investment sales, note sales, debt placement, equity, structured finance and loan servicing. Mr. Pelusi joined HFF LP in May 1998, and prior to that he was the Managing Partner of PNS Realty Partners, L.P. Mr. Pelusi is currently a member of the Board of Trustees for the University of Pittsburgh, the Board of Directors for the University of Pittsburgh Medical Center, the Board of Trustees for the Holy Family Foundation, and the Board of Directors for the Manchester Bidwell Corporation. He is also a member of the Real Estate Roundtable, the International Council of Shopping Centers (ICSC) and the Mortgage Bankers Association. Age: 52

The Board of Directors recommends a vote “FOR” each of the nominees listed above.

INCUMBENT CLASS II DIRECTORS — TO CONTINUE IN OFFICE FOR
TERMS EXPIRING IN 2008

Mark D. Gibson.  Mr. Gibson is one of our founding partners having joined our predecessor firm, Holliday Fenoglio & Company, in 1984. He currently serves as a director of HFF, Inc. and has held the positions of Executive Managing Director and member of the operating committee of HFF Holdings since 2003. Mr. Gibson is an Assistant Chairman/Council Member of IOPC Gold in the Urban Land Institute; Chairman of the University of Texas Real Estate Finance & Investment Center; Member and Former Board Member of the Real Estate Council of Dallas; and is a member of International Council of Shopping Centers, Mortgage Bankers Association of America, and Young Presidents Organization. Mr. Gibson graduated in 1981 from the University of Texas at Austin with a BBA in Finance. Age: 48

George L. Miles, Jr.  Mr. Miles is president and Chief Executive Officer of WQED Multimedia, the public broadcaster in southwestern Pennsylvania, and became a director on the board of HFF, Inc. and Chairman of the Audit Committee in January 2007. He joined WQED in 1994 after serving ten years as Executive Vice President and Chief Operating Officer of WNET/Thirteen in New York. Prior to that he held executive positions at KDKA, Pittsburgh; WPCQ, Charlotte; the Westinghouse Television Group; and WBZ-TV, Boston. Earlier in Mr. Miles’ career he was a contract auditor at the U.S. Department of Defense and a manager at Touche Ross & Co. He earned his BA degree from Seton Hall University and his MBA from Fairleigh Dickinson University. He serves on the Board of Directors of American International Group, Inc. (AIG) — Audit Committee; WESCO International, Inc.; Equitable Resources, Inc.; Harley Davidson, Inc. — Audit Committee; the University of Pittsburgh and the UPMC Health System. He is the former Chairman of the Association for America’s Public Television Stations and the Urban League of Pittsburgh, Inc. Age: 65

Joe B. Thornton, Jr.  Mr. Thornton currently serves as a director of HFF, Inc. in addition to holding the position of Executive Managing Director and a member of the operating committee of HFF Holdings since 2003. Mr. Thornton operates from our Dallas office. Mr. Thornton joined HFF’s predecessor firm, Holliday Fenoglio, Inc., in March 1992. He has held several senior positions with the firm, including Board Member and Principal. Prior to his employment with us, he was a Senior Vice President of The Joyner Mortgage Company, Inc., where he was responsible for the origination of commercial mortgage and equity transactions, and a Senior Accountant with the Audit Division of Peat Marwick Mitchel & Co. Mr. Thornton is a licensed Real Estate Salesman in the State of Texas. Mr. Thornton graduated from the University of Texas at Austin with a BBA in Accounting in 1982. Age: 46

INCUMBENT CLASS III DIRECTORS — TO CONTINUE IN OFFICE FOR
TERMS EXPIRING IN 2009

John P. Fowler.  Mr. Fowler currently serves as a director of HFF, Inc. In addition, he has been an Executive Managing Director of HFF, L.P. and member of the operating committee of HFF Holdings since 2003. Mr. Fowler began his career in the real estate finance business in 1968 and spent four years in the Real Estate Department of John Hancock Mutual Life Insurance Company. In 1972 he joined a New England-based mortgage banking and development company, and in 1974 formed Fowler, Goedecke & Co., a predecessor to Fowler Goedecke Ellis & O’Connor, Inc., which was merged into our predecessor in 1998. Mr. Fowler is active in the Urban Land Institute, Real Estate Finance Association, Mortgage Bankers Association,

International Council of Shopping Centers, National Association of Industrial & Office Properties, and Artery Business Committee. He received his Bachelor of Arts from Brown University. Age: 61

Lenore M. Sullivan.  Ms. Sullivan became a director on the board of HFF, Inc. in January 2007. Since 2002, Ms. Sullivan has served as the Associate Director for the Real Estate and Finance and Investment Center at the University of Texas at Austin. From 2000 to 2002, she was Vice President of Hunt Private Equity Group, Inc. and from 1992 to 2000 she was the President and co-owner of Stonegate Advisors, an investment banking firm. Ms. Sullivan graduated cum laude from Smith College with a degree in economics and government and a minor in urban studies. She holds a MBA from Harvard Business School. Ms. Sullivan is a member of the board of directors of Parkway Properties, Inc., where she also sits on the audit and corporate governance and nominating committees. She is a Charter Investor in the Texas Women Ventures Fund, and sits on the investment advisory and investment committees of the fund. She is a partner in Republic Holdings Texas, L.P., and sits on the investment committee of the fund. Ms. Sullivan has served as a member of the Advisory Board of Capstone Partners and is a full member of the Urban Land Institute and the Pension Real Estate Association. Age: 49

McHenry T. Tichenor, Jr.  Mr. Tichenor became a director on the board of HFF, Inc. in January 2007 and is currently a private investor and Executive Director of the WWWW Foundation. He was, until December 31, 2004, Executive Vice President of Univision Communications Inc. and was President of the company’s radio division. From 1997 through 2003, Mr. Tichenor was Chairman, President and Chief Executive Officer of Hispanic Broadcasting Corporation prior to its merger with Univision in September 2003. From 1981 until February 1997, Mr. Tichenor was the President, Chief Executive Officer and a director of Tichenor Media System, Inc. He received a B.A. with Honors in 1977 and a M.B.A. from the University of Texas at Austin in 1979. Mr. Tichenor currently serves as a member of the board of directors of 8e6 Technologies. Age: 51

RATIFICATION OF APPOINTMENT OF
INDEPENDENT, REGISTERED CERTIFIED PUBLIC ACCOUNTANTS
ITEM 2 ON PROXY CARD

The Board of Directors, acting upon the recommendation of the Audit Committee, asks that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent, registered certified public accountants to audit and report upon the financial statements of the Company for the 2007 fiscal year. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants.

Although the submission to stockholders of the appointment of Ernst & Young LLP is not required by law or the Company’s Restated By-Laws, the Audit Committee believes it is appropriate to submit this matter to stockholders to allow a forum for stockholders to express their views with regard to the Audit Committee’s selection. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent, registered certified public accountants for the 2007 fiscal year.

SUBMISSION OF STOCKHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS

The next stockholder meeting will be held on or about June 5, 2008. Stockholders wishing to have a proposal included in the Board of Directors’ 2008 Proxy Statement must submit the proposal so that the Secretary of the Company receives it no later than January 2, 2008, 120 days prior to the first anniversary of the date this proxy statement was released to stockholders. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described above) but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business 45 days before the first anniversary of the mailing date of this proxy statement and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business 45 days before the first anniversary of the mailing date of this proxy statement. Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to the Chief Operating Officer and Secretary of HFF, Inc.

AUDIT COMMITTEE REPORT

Prior to our initial public offering, our business was conducted through HFF Holdings and the Operating Partnerships. In connection with our initial public offering, we completed certain reorganization transactions in January 2007. The Audit Committee of the Company began operating in 2007.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee appoints the independent accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for pre-approving both audit and non-audit engagements with the independent accountants. The Board of Directors has adopted a written charter setting forth the functions the Audit Committee is to perform, and this report is made pursuant to that charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors of HFF, Inc. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee and the Chairman of the Audit Committee have met with management during fiscal year 2007 to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent accountants during that time period, Ernst & Young LLP. The Audit Committee also discussed with senior management and Ernst & Yong LLP the Company’s disclosure controls and procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2006 Annual Report on Form 10-K with management, including a review of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1. In addition, the Audit Committee reviewed with the independent accountants their independence, including the compatibility of non-audit services performed with the accountant’s independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for their audit. The Audit Committee has met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report and the Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee has appointed the firm of Ernst & Young LLP, registered, certified public accountants, as independent accountants to audit and report upon the Company’s financial statements for the fiscal year ending December 31, 2007. The Company is requesting stockholder ratification of the appointment of Ernst & Young LLP. In appointing Ernst & Young LLP as the Company’s auditors for fiscal year 2007, the Audit Committee has considered whether Ernst & Young LLP’s provision of services other than audit services are compatible with maintaining their independence.

AUDIT COMMITTEE

George L. Miles, Jr., Committee Chairman
Deborah H. McAneny
McHenry T. Tichenor, Jr.

EXECUTIVE COMPENSATION

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs for the named executive officers together with a description of the material factors underlying the decisions which resulted in the 2006 compensation provided to the Company’s named executive officers as presented in the tables which follow this CD&A.

Compensation Philosophy — Mission and Vision Statement

In connection with setting the compensation for executive officers of HFF, Inc., HFF, Inc. has adopted the philosophy set forth in the Mission and Vision Statement (see below) of the Operating Partnerships. The Mission and Vision Statement reflects our pay for value-added performance philosophy. We believe this Mission and Vision Statement is critical to our continued success. The Mission and Vision Statement relies upon the concept that a client’s interest must be placed ahead of ours or any individual working for us. Our goal is to hire and retain associates throughout the entire organization who have the highest ethical standards with the best reputation in the industry to preserve our culture of integrity, trust and respect. We endeavor to promote and encourage teamwork to ensure our clients have the best team on each transaction. Without the best people, we believe we cannot be the best firm and achieve superior results for our clients.

To enable us to achieve our goals, we must maintain a flexible compensation structure, including equity-based compensation awards, to appropriately recognize and reward our existing and future associates who profoundly affect our future success. The ability to reward superior performance is essential if we want to provide superior results for our clients.

Compensation for Executive Officers During 2006

During 2006, Mr. Pelusi was not paid any amount for his services to HFF, Inc. Mr. Pelusi is also employed as a transaction professional of HFF LP, one of the two partnerships through which we conduct our business. He is primarily paid for his service as a transaction professional although he is also paid a salary and a bonus for his role as an Executive Managing Director and Managing Member as well as for his role on the Operating Committee. His payment as a transaction professional is based upon commissions he earns for the capital markets revenue that through his efforts he brings into HFF LP. Like our other transaction professionals, Mr. Pelusi is entitled to receive commission payments equal to 50% of the adjusted collected fee amount that he has generated for HFF LP. The adjusted collected fee amount is determined based upon the gross revenue actually received by HFF LP attributable to the efforts of Mr. Pelusi and after payment of all customary and appropriate fee splits with outside cooperating brokers or others. The adjusted collected fee amount is also reduced by related producer expenses, including all applicable management plan payments, bonus pool payments to analysts, splits with other producers and employees, and other similar compensation paid or payable to individuals involved in the generation of any commission revenue. This is consistent with HFF LP’s pay for performance policy, as the compensation earned by Mr. Pelusi as a transaction professional is directly related to the amount of revenue he generates for HFF LP. In addition, in order to attract and retain top producers, such as Mr. Pelusi, it is critical that they share in the revenue and certain other income that they generate for the Operating Partnerships.

During 2006, Mr. Pelusi was paid a salary that is determined by annual review of the members of HFF Holdings. His salary was proposed by the Operating Committee of HFF Holdings and included in an annual operating budget. The annual operating budget was then approved by a vote of the members of HFF Holdings. During 2006, Mr. Pelusi’s salary was $400,000. Mr. Pelusi was also paid an additional discretionary bonus amount as the Executive Managing Director of HFF LP and a member of the Operating Committee and Managing Member of HFF Holdings. This amount is initially determined by the Operating Committee of HFF Holdings and is based upon a number of subjective factors, including, but not limited to, the performance of the Operating Partnerships and HFF Holdings during the year, the Operating Partnerships ability to attract and retain transactional professionals and establish additional offices, as well as the time and effort dedicated to the administration of the day-to-day affairs of the Operating Partnerships and HFF Holdings. The annual discretionary bonus is then recommended to the members of Holdings who then approve the bonus through a vote (Mr. Pelusi does not vote on the bonus nor is he present during the vote or any discussion of the Operating Committee regarding his bonus). In 2006, Mr. Pelusi was awarded a bonus of $500,000 plus $157,060 in a tax gross-up for self-employment taxes relating to compensatory payments received by Mr. Pelusi in his capacity as a member of HFF Holdings during 2006 (during 2006, Mr. Pelusi was paid $148,077 in a tax gross-up for self-employment taxes relating to compensatory payments during 2005). To retain employees with high ethical standards, integrity and the best reputation, consistent with our mission and vision statement, we must be able to reward executive officers, such as Mr. Pelusi for achieving individual or company-wide milestones. We believe these milestones can only be determined and adequately rewarded after they have been achieved and we have reviewed them.

Mr. Pelusi also is eligible to participate in the HFF LP Profit Participation Bonus Plan. The Profit Participation Bonus Plan, described in more detail in “— Profit Participation Bonus Plans” below, provides that offices or lines of business that generate profit margins for their office or line of business of 14.5% or more are entitled to additional bonuses of an allocated share of 15% of net income from the office. The allocation of the profit participation bonus and how it is shared within the office are determined by the office head in consultation with the Managing Member. In 2006, Mr. Pelusi received a profit participation bonus of $175,286. We believe the Profit Participation Bonus Plan rewards an office or line of business for an exceptionally productive year. In addition, the Profit Participation Bonus Plan rewards income generation as well as the ability of an office or line of business to control costs. This element of compensation is integral to

HFF LP’s compensation practices because it provides an understandable incentive to each of our offices and lines of business and allows us to reward superior performance.

In addition to the above, Mr. Pelusi received distributions with respect to his ownership interests in HFF Holdings, as set forth in the Summary Compensation Table below. The payments for these ownership interests results in the alignment of Mr. Pelusi’s interest as an employee with those as an owner. During 2006, Mr. Pelusi was not paid any amount for his services to HFF, Inc.

During 2006, Ms. Goodson was not paid any amount for her services to HFF, Inc. She was paid a base salary based upon her services as an Executive Managing Director of HFF LP and as chief administrative and operational officer of the Operating Partnerships and HFF Holdings. Her base salary for 2006 was established by Mr. Pelusi in consultation with the Operating Committee of HFF Holdings. Among the factors considered in establishing her base salary were her historical base salary and comparisons to similar positions in similar peer group industries in Texas for non-publicly traded companies.

Ms. Goodson is not a transactional professional and accordingly is not entitled to a commission. However, Ms. Goodson was eligible to receive a discretionary annual cash bonus payable to her as an executive officer based upon her individual achievement of financial or strategic performance goals established by the Managing Member and the Operating Committee from time to time. The strategic and financial goals for 2006 were based upon her efforts assisting in consummating our initial public offering and running the administrative areas and operations of the Operating Partnerships.

Mr. Conley was hired in October 2006. In connection with his hiring, we reviewed the compensation practices of a peer group of businesses. HFF LP determined that Mr. Conley’s salary should be comparable to the salaries paid to the peer group of businesses. His base salary was established at $215,000. Mr. Conley is not a transactional professional and accordingly is not entitled to a commission. However, Mr. Conley is eligible to receive a discretionary annual cash bonus payable to him as an executive officer based upon the achievement of financial or strategic performance goals established by us from time to time. Furthermore, Mr. Conley’s duties have substantially expanded following the consummation of the Reorganization Transactions and the initial public offering.

In addition, as discussed below, HFF Holdings retained Mercer Human Resource Consulting to evaluate our compensation practices and make recommendations about compensation practices relative to Ms. Goodson’s and Mr. Conley’s expanded roles following our initial public offering. Pursuant to this review, Ms. Goodson’s salary was raised to $200,000 effective January 1, 2007 and is also eligible for a discretionary bonus, as set forth in the description of her employment agreement below. Mercer’s recommendations also included a determination that Mr. Conley’s $215,000 base salary and discretionary bonus are appropriate.

Compensation Policies

The following discussion relates to our anticipated policies and practices relating to officer compensation:

The Compensation Committee of the Board of Directors is responsible for implementing and administering all aspects of our benefit and compensation plans and programs. All of the members of our Compensation Committee are independent directors who are not currently members of HFF Holdings. The Compensation Committee was formed and became operational at the time of our initial public offering. Prior to that time, compensation matters were generally handled by the Operating Committee of HFF Holdings and, if related to the compensation of a members, then voted on the members of HFF Holdings.

We have adopted the mission and vision statement set forth below, which was historically used to determine compensation by our Operating Partnerships. In addition, our mission and vision statement reflects the fact that our ability to reward superior performance is essential to appropriately align our interests with our stockholders.

In 2006, HFF Holdings retained the compensation consulting firm of Mercer Human Resource Consulting to evaluate our compensation practices and to assist in developing and implementing the executive compensation program and philosophy with respect to Mr. Conley and Ms. Goodson. Mr. Pelusi’s compensation was not reviewed by Mercer due to the fact the Company had not yet established an independent Board of Directors or Compensation Committee prior to our initial public offering to review Mr. Pelusi’s compensation. Mr. Pelusi did not want his compensation determined without the approval of an independent Board of Directors or Compensation Committee. The Compensation Committee is undertaking a review of the compensation of Mr. Pelusi for 2007. In connection with their review of compensation for the Chief Financial Officer and Chief Operating Officer as well as for outside directors, Mercer developed a competitive peer group comprised of 24 companies comparable in size to us which consummated an initial public offering in the past three years (2004 − 2006). Using benchmarks based on this peer group, Mercer performed analyses of competitive performance and compensation levels. It also met with senior management to learn about our business operations and strategy as a public company, key performance metrics and target goals, and the labor and capital markets in which we will compete. It developed recommendations that were reviewed and approved by our Board of Directors. From time to time, our Board of Directors and/or Compensation Committee will evaluate the performance of our senior executives based on quantitative and qualitative performance criteria.

Elements of Compensation

Our executive compensation consists of the following elements:

Base Salary.  Base salaries for executive officers are established based on each individual’s job responsibilities and contribution to the Company, while taking into account total compensation levels at other companies for similar positions. Generally, we believe that base salaries should be set at the low end to midrange of competitive levels, while providing somewhat higher bonuses based on the performance of the Company and the individual. Base salaries are reviewed annually; however, a decrease in base salary may be prohibited by an executive officer’s employment agreement.

Bonuses.  Our Compensation Committee will be responsible for establishing and implementing pre-established quantitative and qualitative performance standards for executive bonuses. To the extent that our employment agreements contain qualitative standards for discretionary bonuses, our Board of Directors intends to take the following steps to ensure direct correlation between executive compensation and performance:

•	initiate a practice of reviewing the performance of all senior executives at every Board meeting; and

•	establish annual reviews of compensation reports for the named executive officers.

Bonus targets are intended to be on the high end of competitive levels to compensate for lower salaries.

In addition to our regular bonus program, our Chief Executive Officer will also be eligible for an annual bonus through our Profit Participation Bonus Plan, mentioned above.

Long-Term Incentive Program.  Our Board of Directors believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that their compensation should assist us in recognizing and rewarding key executives who profoundly affect our future success through their value-added performances. Therefore, as discussed below under “— Omnibus Incentive Compensation Plan” below, we have adopted a new incentive compensation plan. That plan is designed to align management’s performance objectives with the interests of our stockholders. Awards under our 2006 Omnibus Incentive Compensation Plan are administered by the Compensation Committee. That committee is authorized to, among other things, select the participants and determine the type of awards to be made to participants, the number of shares subject to awards and the terms, conditions, restrictions and limitations of the awards.

Employment Agreements.  A description of the employment agreements of our current executive officers, John H. Pelusi, Jr. at HFF LP, Gregory R. Conley and Nancy O. Goodson at HFF, Inc., including a specific description of the components of each such executive officer’s compensation, is set forth below.

Stock Ownership.  We have not yet developed a stock ownership policy, guidelines or requirements. The Compensation Committee is considering whether to adopt such a policy in the future for all or a select portion of our executive officers.

COMPENSATION COMMITTEE REPORT

Prior to our initial public offering, our business was conducted through HFF Holdings and the Operating Partnerships. In connection with our initial public offering, we completed certain reorganization transactions in January 2007. The Compensation Committee of the Company began operating in 2007. Prior to the formation of the Compensation Committee, the Compensation Discussion and Analysis in substantially the same form as included in this Proxy Statement was included in our Registration Statement on Form S-1 in connection with our initial public offering.

The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
John Z. Kukral, Committee Chairman
Lenore M. Sullivan
George L. Miles, Jr.

OUR MISSION AND VISION STATEMENT

Our goal is to always put the client’s interest ahead of the Firm and any individual within the Firm.

We will continue to strategically grow to achieve our objective of becoming the best and most dominant “one-stop” commercial real estate and capital markets intermediary offering the following:

•	Investment Banking and Advisory Services;

•	Investment Sales Services;

•	Notes Sales and Note Sale Advisory Services;

•	Entity and Project Level Equity Services and Placements as well as all forms of Structured Finance Solutions;

•	All forms of Debt Solutions and Services; and

•	Commercial Loan Servicing (Primary and Sub-servicing).

We will hire and retain associates throughout the Firm who have the highest ethical standards with the best reputation in the industry. By doing this, we will preserve our culture of integrity, trust and respect in order to promote and encourage teamwork, thus guaranteeing our clients have the “best team on the field” for each transaction. Simply stated, without the best people, we cannot be the best firm.

To ensure that we achieve our goals and aspirations and provide outstanding results for our stockholders, we must maintain a flexible compensation and ownership package to appropriately recognize and reward our existing and future associates who profoundly contribute to our success through their value-added performance. The ability to reward extraordinary performance is essential in providing superior results for our clients while appropriately aligning our interests with our stockholders.

Executive Compensation

Summary Compensation Table.  Prior to our initial public offering of Class A common stock, we operated our business with a relatively small number of executive officers. In October 2006, Gregory R. Conley joined us as our Chief Financial Officer. The following table sets forth the compensation paid or accrued during fiscal 2006 for our named executive officers: John H. Pelusi, Jr., our Chief Executive Officer; Gregory R. Conley, our Chief Financial Officer; and Nancy O. Goodson, our Chief Operating Officer.

				Bonus		All Other Compensation		Total
Name and Principal Position	Year	Salary($)		($)		($)		($)

John H. Pelusi, Jr., Chief Executive Officer	2006	400,000		2,190,552	(1)	4,542,505	(2)	7,133,057
Gregory R. Conley, Chief Financial Officer	2006	44,792	(3)	25,000		1,194	(4)	70,986
Nancy O. Goodson, Chief Operating Officer	2006	165,000		200,000		17,858	(5)	382,858

(1)	Includes Mr. Pelusi’s bonus of $500,000 and commissions of $1,690,552 in respect of the fiscal year ended December 31, 2006.

(2)	Includes participation in the earnings of HFF Holdings of Mr. Pelusi in the amount of $4,191,536. We have historically operated as two limited liability companies (HFF Holdings and Holdings Sub) and two limited partnerships (HFF LP and HFF Securities), and transaction professionals who are also members of HFF Holdings, in addition to a salary and bonus, received compensation in the form of participation in the earnings of HFF Holdings. The amounts presented reflect current estimates of distributions made by such entities in respect of the fiscal year ended December 31, 2006, include distributions to Mr. Pelusi in 2007 in respect of the prior fiscal year and exclude distributions to be made to him in 2006 in respect of the prior fiscal year. This amount also includes $12,277 in health benefits, $153 in life insurance premiums, $5,000 in a 401(k) match, $175,286 in profit participation, $1,193 in a gross-up for taxes on parking expenses paid by us and $157,060 in a tax gross-up for self-employment taxes relating to compensatory payments received by Mr. Pelusi in his capacity as a member of HFF Holdings during 2006 (during 2006, Mr. Pelusi was paid $148,077 in a tax gross-up for self-employment taxes relating to compensatory payments during 2005).

(3)	Mr. Conley joined the Company in October 2006.

(4)	This amount includes $12 in life insurance premiums, $1,019 in a 401(k) match and $163 in a gross-up for taxes on parking expenses paid for by us.

(5)	This amount includes $12,705 in health benefits, $153 in life insurance premiums and $5,000 in a 401(k) match.

Plan-Based Award Grant Policies.  As discussed below under “— Omnibus Incentive Compensation Plan”, we have adopted a new incentive compensation plan. That plan is designed to align management’s performance objectives with the interests of our stockholders. Awards under our 2006 Omnibus Incentive Compensation Plan are be administered by a committee appointed by our Board of Directors consisting of at least two non-employee, outside directors. That committee is authorized to, among other things, select the participants and determine the type of awards to be made to participants, the number of shares subject to awards and the terms, conditions, restrictions and limitations of the awards.

Employment Agreements

John H. Pelusi, Jr.

HFF LP has entered into an amended and restated employment agreement with Mr. Pelusi in respect of Mr. Pelusi’s capacity as a transaction professional on terms and conditions substantially identical to the employment agreements between HFF LP and our other transaction professionals who were members of HFF Holdings. We believe that the compensation paid by HFF LP to these transaction professionals, including Mr. Pelusi, relates to such transaction professionals’ services to HFF LP and not to any executive services to HFF, Inc. Consequently, our Compensation Committee may not take into account the compensation HFF LP pays to those transaction professionals, including Mr. Pelusi, when determining our executive compensation policies, programs or awards for those individuals. This employment agreement would provide for salary, bonuses, commission sharing, draws against commissions, bonuses and other income allocations as established from time to time by Holliday GP Corp. at the direction of our Board of Directors after consideration of the recommendation and advice of the operating committee and managing member of HoldCo LLC. Mr. Pelusi would be provided with the welfare benefits and other fringe benefits to the same extent as those benefits are provided to our other similarly situated employees.

Gregory R. Conley and Nancy O. Goodson

We have employment agreements with each of Gregory R. Conley and Nancy O. Goodson. The terms of these employment agreements were determined in consultation with Mercer Human Resource Consulting and were also reviewed with the independent members of the Board of Directors following our initial public offering. Pursuant to the terms of these respective employment agreements with HFF, Inc., Mr. Conley serves as our Chief Financial Officer and Ms. Goodson serves as our Chief Operating Officer, in each case until such executive’s employment is terminated by us or Mr. Conley or Ms. Goodson, as the case may be.

The compensation package of each of Mr. Conley and Ms. Goodson is comprised of the following elements:

•	Base Salary. Each employment agreement establishes a base salary for the first year of the agreement. The Compensation Committee, in consultation with our chief executive officer, will review an executive officer’s base salary annually to ensure that the proper amount of compensation is being paid to such executive officer commensurate with his or her services performed for us. The Compensation Committee may increase, but not decrease, such base salary in its sole discretion.

•	Annual Cash Bonus. Mr. Conley and Ms. Goodson are each eligible to receive an annual cash bonus, in an amount up to 50% of his or her base salary, based upon the applicable executive officer’s achievement of certain pre-determined financial or strategic performance goals established by the Company from time to time.

•	Long-Term Incentive Compensation. On the effective date of the employment agreement of Mr. Conley and Ms. Goodson, subject to the terms and conditions of the HFF, Inc. 2006 Omnibus Incentive Compensation Plan and the applicable award agreement with such executive officer under such plan, each executive officer received a grant of restricted Class A common stock with an aggregate fair market value on the date of grant of $300,000. This restricted stock grant will vest in four equal annual installments beginning on the second anniversary of the grant.

•	Other Benefits. Mr. Conley and Ms. Goodson have welfare benefits and other fringe benefits to the same extent as those benefits are provided to our other similarly situated employees.

Non-Competition, Non-Disclosure, Non-Solicitation and Other Restrictive Covenants

Pursuant to the employment agreement, we have entered into non-competition, non-disclosure, non-solicitation and other restrictive covenants with Mr. Pelusi and non-disclosure and other restrictive covenants with Mr. Conley and Ms. Goodson. The following are descriptions of the material terms of each covenant.

The non-competition, non-disclosure, non-solicitation and other restrictive covenants provide as follows:

Non-Competition.  For a period of time until the earlier of (i) five years after the initial effective date of the employment agreement (March 29, 2006), and (ii) the second anniversary of the termination date of Mr. Pelusi’s employment, Mr. Pelusi may not, directly or indirectly, own, operate, manage, participate in, invest in, render services for or otherwise assist any entity that engages in any competitive business that we or our affiliates are in or are actively considering conducting during a six month period preceding the termination date of Mr. Pelusi’s employment. Mr. Pelusi is also prohibited by the terms of the non-competition covenant from directly or indirectly engaging in any activity that requires or would inevitably require the disclosure of confidential information of us or our affiliates. This non-competition covenant does not apply if Mr. Pelusi is terminated by us without “cause” (as defined in the employment agreement).

Non-Disclosure.  Each of Mr. Pelusi, Mr. Conley and Ms. Goodson is required, whether during or after his or her employment, to hold all “confidential information” in trust for us and is prohibited from using or disclosing such confidential information except as necessary in the regular course of our business or that of our affiliates.

Non-Solicitation.  For a period of time until the earlier of (i) five years after the initial effective date of the employment agreement, and (ii) the second anniversary of the termination date of the Mr. Pelusi’s employment, Mr. Pelusi may not, directly or indirectly, solicit the business of or perform duties for any client or prospective client of ours in respect of any service similar to a service performed by us or our affiliates. “Prospective client” means any person with which we or our affiliates were in active business discussions at any time within six months prior to the termination date of the Mr. Pelusi’s employment. Mr. Pelusi is also prohibited from influencing or encouraging any of our clients or prospective clients from ceasing to do business with us during this same time period. This non-solicitation covenant does not apply if Mr. Pelusi is terminated by us without “cause” (as defined in the employment agreement).

Pursuant to the employment agreement, Mr. Pelusi also may not, directly or indirectly, knowingly solicit or encourage any of our employees or consultants to leave their employment with us, or hire any such employee or consultant until the earlier of (i) five years after the initial effective date of the employment agreement, and (ii) the second anniversary of the termination date of Mr. Pelusi’s employment.

Non-Disparagement.  Each of Mr. Pelusi, Mr. Conley and Ms. Goodson may not, except as legally compelled, make any statement to third parties that would have a material adverse impact on the business or business reputation of, as the case may be, Mr. Pelusi, Mr. Conley and Ms. Goodson or any of us or our affiliates.

Specific Performance.  In the case of any breach of the employment agreement, including the non-competition, non-disclosure, non-solicitation and other restrictive covenants thereof, Mr. Pelusi, Mr. Conley, Ms. Goodson will each agree that, in addition to any other right we may have at law, equity or under any agreement, we will be entitled to immediate injunctive relief and may obtain a temporary or permanent injunction or other restraining order.

Potential Payments Upon Termination

Mr. Conley’s and Ms. Goodson’s respective employment agreements contain provisions providing for payments by us following the termination of his or her employment by us without cause or by such executive for good reason. Under the respective employment agreements, if Mr. Conley or Ms. Goodson’s employment is terminated by us without cause or by such executive with good reason, he or she, as the case may be, will be entitled to receive his or her base salary through the date of termination and for a subsequent period of twelve months, the benefits provided under our employee benefit plans and programs, continuation of medical benefits for twelve months after the date of termination, vesting of 50% of his or her unvested restricted stock units or stock options, if any, and 90 days to exercise any vested stock options, if any. In addition, any restricted stock units or stock options granted will become 100% vested if his or her position is eliminated or compensation is reduced following a change in control. “Cause” is defined under the respective employment agreements as (i) gross misconduct or gross negligence in the performance of one’s duties as our employee, (ii) conviction or pleading nolo contendre to a felony or a crime involving moral turpitude, (iii) significant nonperformance of an executive’s duties as our employee, (iv) material violation of our established policies and procedures, or (v) material violation of the respective employment agreement. “Good reason” is defined under the respective employment agreements as (i) a significant reduction of duties or authority, (ii) a reduction in base salary without the executive’s consent, (iii) a reduction in the executive’s bonus opportunity, (iv) a significant change in the location of the executive’s principal place of employment and (v) material violation of the respective employment agreements.

If the employment of Mr. Conley or Ms. Goodson, as the case may be, is terminated for any reason other than by us without cause or by such executive for good reason (including by us with cause, by such executive without good reason, or due to death or disability), such executive will only be entitled to all earned, unpaid base salary and the benefits provided under our employee benefit plans and programs. Mr. Conley or Ms. Goodson, as the case may be, will be permitted to exercise vested stock options for a period of 30 days following termination due to a voluntary resignation for a period of 30 days and for a period of one year following a termination due to death or disability. For a termination due to cause, Mr. Conley or Ms. Goodson, as the case may be, will not be permitted to exercise any of their stock options following termination.

Unvested restricted stock units and stock options will be forfeited upon a termination for any reason.

Mr. Pelusi’s employment agreement does not provide for any potential severance payments by us upon the termination of his employment.

	Continuation of	Continuation of
	Base Salary	Medical Benefits

Gregory R. Conley
Without cause or with good reason	$215,000	—

Nancy O. Goodson
Without cause or with good reason	$200,000	$16,331

Omnibus Incentive Compensation Plan

In January 2007, our Board of Directors adopted the HFF, Inc. 2006 Omnibus Incentive Compensation Plan (the “Plan”). The purpose of the Plan is to assist HFF, Inc., HFF LP and HFF Securities, and each of their subsidiaries and affiliates in attracting and retaining valued employees, directors and consultants by offering them a greater stake in our success and a closer identity with it and to encourage ownership of our stock by such individuals. The Plan seeks to accomplish these goals by granting to eligible individuals awards of deferred stock, restricted stock, options, stock appreciation rights, stock units, stock purchase rights, cash-based awards, or other stock-based awards. The number of shares of our Class A common stock available for awards under the terms of the Plan is 3,500,000 (subject to adjustments for stock splits, stock dividends and the like) which equals approximately 9.5% of the shares of Class A common stock outstanding plus the number of shares of Class A common stock for which the partnership units HFF Holdings holds in the Operating Partnerships are exchangeable. We have made grants of 16,667 restricted stock units to Mr. Conley and 16,667 restricted stock units to Ms. Goodson, 25% of which will vest annually beginning on the second anniversary of the grant date. Each outside director has received a grant of approximately 4,167 options to purchase shares of our Class A common stock, which will vest annually over three years, and a grant of approximately 2,222 restricted stock units which will be fully vested. In addition, we intend to grant up to another approximately 104,168 restricted stock units to certain other employees. The Plan imposes limits on the awards that may be made to any individual during any calendar year as follows: awards to any individual that are settled or payable in stock are limited to 1,750,000 shares and awards settled or payable in cash are limited to $28,000,000.

General.  The Plan authorizes the grant of deferred stock, restricted stock, options, stock appreciation rights, stock units, stock purchase rights, cash-based awards, or other stock-based awards (collectively called “Awards”). Options granted under the Plan may be either “incentive stock options” as defined in section 422 of the Internal Revenue Code, or nonqualified stock options, as determined by the Board or a committee appointed by the Board (in either case, the “Committee”).

Eligibility.  The Plan provides that Awards may be granted to any of our employees, directors or consultants.

Administration.  A Committee consisting of at least two non-employee, outside directors will administer the Plan. With respect to Awards to individuals who are not subject to the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended or Section 162(m) of the Internal Revenue Code, the Plan may be administered by a Secondary Committee consisting of one or more members of the Board. Subject to the other provisions of the Plan, the Committee has the authority to:

•	interpret the Plan and correct any defect or supply any omission or reconcile any inconsistency in the Plan;

•	establish and amend rules and regulations relating to the Plan;

•	select the participants and determine the type of Awards to be made to participants, the number of shares subject to Awards and the terms, conditions, restrictions and limitations of Awards;

•	accelerate or waive any such term or condition as the Committee may have imposed on an Award;

•	determine whether, and certify that, performance goals to which the settlement of an Award is subject are satisfied;

•	allocate any portion of its responsibilities among its members, the Chief Executive Officer or the Secondary Committee; and

•	make all other determinations it deems necessary or advisable for the administration of the Plan.

Each Award granted under the Plan will be evidenced by a written award agreement between the participant and us, which will describe the Award and state the terms and conditions to which the Award is subject. The principal terms and conditions of each particular type of Award are described below.

If any shares subject to Award are forfeited, or if any Award terminates, expires or lapses without being exercised, shares of Class A common stock subject to such Award will again be available for future grant. In addition, any shares under the Plan that are used to satisfy award obligations under the plan of another entity that is acquired by us will not count against the remaining number of shares available. Finally, in the event of certain changes in our corporate capitalization, the Committee in its sole discretion will cancel and make substitutions of Awards or will adjust the number and kind of shares available for award under the Plan, the number and kind of shares covered by Awards then outstanding under the Plan, the aggregate number and kind of shares of Class A common stock available under the Plan and the exercise price of outstanding Awards.

Performance Goals

The Committee may condition the grant and vesting or exercise of Awards on the achievement of performance objectives, and will have discretion to determine the specific targets with respect to such performance objectives.

The Committee may grant Awards intended to qualify as “performance-based compensation” to “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code. In such event, the Committee will designate which covered employees will receive such Awards and the performance goals applicable thereto within the earlier of (1) 90 days or (2) the lapse of 25% of the performance period to which such performance goals relate. Unless otherwise determined by the Committee, the participant must be employed by us on the last day of the performance period to receive payment of such Award. A participant will only receive payment of performance-based compensation after the completion of the performance period to the extent performance goals are certified by the Committee as having been achieved during the performance period.

Deferred Stock

An Award of deferred stock is an agreement by us to deliver to the recipient a specified number of shares of Class A common stock at the end of a specified deferral period, subject to the fulfillment of conditions specified in the Award agreement. During the deferral period, an amount equal to any dividends declared with respect to the number of shares covered by a deferred stock award will be paid to the participant currently, or deferred and deemed reinvested in additional shares of deferred stock or such other investment as the Committee may determine, in its sole discretion.

Restricted Stock

An Award of restricted stock is a grant to the recipient of a specified number of shares of Class A common stock which are subject to forfeiture upon specified events during the restriction period. Each grant of restricted stock will specify the length of the restriction period and will include restrictions on transfer to third parties during the restriction period. During the restriction period, unless otherwise determined by the

Committee, the participant has the right to receive dividends from and to vote the shares of restricted stock. The Committee may provide, in an applicable restricted stock Award Agreement, for a tax reimbursement cash payment to be made to the participant in connection with the tax consequences resulting from an Award of restricted stock.

Options

An option is the right to purchase shares of Class A common stock for a specified period of time at a fixed price (the “exercise price”). Each option agreement will specify the exercise price, the type of option, the term of the option, the date when the option will become exercisable and any applicable performance goals. The Committee will determine the exercise price of an option at the time the option is granted. The exercise price under an option will not be less than 100% of the fair market value of Class A common stock on the date the option is granted unless the option was granted through the assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by us. The term of an option granted under the Plan will be no longer than ten years from the date of grant or five years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder. No option may be exercised more than ten years from the grant date.

Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the recipient to receive, upon exercise of the SAR, the increase in the fair market value of a specified number of shares of Class A common stock from the date of the grant of the SAR to the date of exercise, payable in cash, shares of Class A common stock, or any combination thereof as specified by the Committee. Any grant may specify a waiting period or periods before the SAR may become exercisable and permissible dates or periods on or during which the SAR will be exercisable. In addition, the Committee may grant limited stock appreciation rights (“LSARs”) that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining the increase in the fair market value of shares of Class A common stock, may provide for payment only in cash, and may provide that any related Awards are not exercisable while the LSARs are exercisable. No SAR (including LSARs) may be exercised more than ten years from the grant date.

Stock Units

A stock unit is a book-entry unit with a value equal to one share of Class A common stock. Payment of stock units may be made either by delivery of shares to the participant or payment in cash equal to the fair market value of the shares of Class A common stock to which the award relates multiplied by the number of stock units granted. The Committee may condition the vesting of stock units upon performance goals or continued service of the participant. The Committee will determine on what terms and conditions the participant will be entitled to receive current or deferred payments of cash, Class A common stock or other property corresponding to dividends payable on Class A common stock prior to the payment of stock units.

Stock Purchase Awards

A stock purchase award entitles the participant to purchase a set number of shares of Class A common stock at a price equal to the price established by the Committee. Upon purchase, a participant will be a stockholder, entitled to exercise voting rights and receive dividends.

Other Stock-Based Awards

The Committee, in its sole discretion, may grant or sell other stock-based awards, which will be subject to the terms and conditions as the Committee will determine, including without limitation performance goals. Such other stock-based awards may be granted alone or in addition to any other awards and may be settled in cash or shares of Class A common stock (or a combination thereof), as determined by the Committee.

Cash-Based Awards

The Committee, in its sole discretion, may grant cash-based awards, which will be subject to the terms and conditions as the Committee will determine, including performance goals. Such cash-based awards will specify a payment amount or payment range as determined by the Committee.

Profit Participation Bonus Plans

The purpose of the HFF LP Profit Participation Bonus Plan and the HFF Securities Profit Participation Bonus Plan (each, a “Profit Participation Bonus Plan”) is to attract, retain and provide incentives to employees, and to promote the financial success, of HFF LP and HFF Securities, respectively.

Applicability of Plan to Designated Offices.  A Profit Participation Bonus Plan shall apply to each separate office or line of business (each, a “Business Line”) of HFF LP and HFF Securities (each, an “Office”) designated by the Managing Member of HFF LP (the “Managing Member”). The Managing Member, currently John H. Pelusi, Jr., is elected by certain senior officers of HFF LP pursuant to the HFF LP partnership agreement.

Bonus Pool Calculation.  With respect to each Office or Business Line to which a Profit Participation Bonus Plan applies and for each calendar year, if a fourteen and one-half percent (14.5%) or greater Profit Margin is generated by such Office or Business Line, then an amount equal to fifteen percent (15%) of the Adjusted Operating Income generated by such Office or Business Line, shall comprise the bonus pool. For purposes of each Profit Participation Bonus Plan, “Profit Margin” means the net operating income of such Office or Business Line as a percentage of the revenue of such Office or Business Line and “Adjusted Operating Income” means the net operating income of such Office or Business Line adjusted for depreciation and amortization, all as determined in accordance with U.S. Generally Accepted Accounting Principles.

Allocation of Bonus Pool.  Each full-time or part-time employee of HFF LP and HFF Securities is eligible to receive a bonus payment under the applicable Profit Participation Bonus Plans (a “Profit Participation Bonus”) with respect to services performed during the calendar year.

For each calendar year, the head of each Office or Business Line of HFF LP and HFF Securities, after consultation with the Managing Member, shall select the recipients of Profit Participation Bonuses and shall determine the allocation of the bonus pool among the eligible recipients.

Payment of Profit Participation.  Subject to any applicable federal, state, local or other withholding taxes, Profit Participation Bonuses shall be paid in accordance with each Office’s or Business Line’s allocation plan on the last business day of the year in which the Profit Participation Bonus is earned, or, if determined by the Managing Member with respect to any Office or Business Line, on or before March 15 of the year following the year with respect to which the Profit Participation Bonus was earned.

Administration.  The Profit Participation Bonus Plans shall be administered by the Managing Member. Any action of the Managing Member in administering the Profit Participation Bonus Plans shall be final, conclusive and binding on all persons. Subject to the provisions of the Profit Participation Bonus Plans, the Managing Member has the authority to:

•	determine the effect upon each Profit Participation Bonus Plan and the Profit Participation Bonuses, if any, of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event,

•	construe and interpret the Profit Participation Bonus Plans and to make all other determinations, including determinations as to the eligibility of any employee, as he or she may deem necessary or advisable for the administration of the Profit Participation Bonus Plans,

•	correct any defect or supply any omission or reconcile any inconsistency in the Profit Participation Bonus Plans,

•	adopt, amend and rescind such rules and regulations as, in his or her opinion, may be advisable in the administration of the Profit Participation Bonus Plans,

•	require any person to furnish such reasonable information as requested for the purpose of the proper administration of the Profit Participation Bonus Plans as a condition to receiving any benefits under the Profit Participation Bonus Plans, and

•	prepare and distribute information explaining the Profit Participation Bonus Plans to employees.

HFF LP and HFF Securities, respectively, shall indemnify and hold harmless the Managing Member from and against any and all liabilities, costs and expenses incurred by the Managing Member as a result of any act or omission to act in connection with the performance of the Managing Member’s duties, responsibilities and obligations under the applicable Profit Participation Bonus Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of the Managing Member.

Amendment or Termination of Plans.  Each Profit Participation Bonus Plan may only be amended or terminated through a writing executed by each limited partner and general partner of the HFF LP and HFF Securities, as the case may be.

Director Compensation

In 2006, none of our directors received any compensation for service as a member of our Board of Directors or board committees.

Our policy is not to pay director compensation to directors who are also our employees. Each outside director is paid a base annual retainer of $50,000. Each of our current outside directors received upon his or her election to our Board of Directors an initial grant of approximately 4,167 options to purchase shares of our Class A common stock, which vest annually over three years. Each outside director elected at a future date will receive an initial election grant of options to purchase shares of our Class A common stock with a Black-Scholes (or similar valuation method) value of $30,000, which will vest annually over three years. Each outside director receives an annual grant of restricted stock units based upon our Class A common stock with a market value of $40,000 on the grant date, which was initially upon the initial public offering of our Class A common stock and thereafter is payable at a future date determined by our Board of Directors.

In addition, the chair of the Audit Committee receives an additional annual retainer of $10,000 and the chair of each of the Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual retainer of $5,000.

We reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our Board of Directors or committees. Other than as described above, we do not provide any of our directors with any other compensation or perquisites.

In addition to the payments described above, we allow voluntary deferral by our directors of up to 100% of the cash retainer and committee fees to a future date elected by the director. The deferred retainer and fees are deemed to be invested in an investment fund based upon our Class A common stock or another investment vehicle such as an interest-bearing cash account.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock, and of partnership units in the Operating Partnerships, by (1) each person known to us to beneficially own more than 5% of our voting securities, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group. Unless otherwise specified, the information is as of March 9, 2007 and all shares are directly held.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

					Class B
	Class A		Partnership Units in each		Common Stock
	Common Stock		of the Operating Partnerships			Cumulative
Beneficial Owner(a)	Number	Percentage	Number	Percentage		Voting Power

HFF Holdings LLC(d)	—	—	20,355,000	55%	1	55%
John P. Fowler(d)	—	—	—	—	—	—
Mark D. Gibson(d)	—	—	—	—	—	—
John Z. Kukral(e)	6,389	*	—	—	—	*
Deborah H. McAneny(e)	6,389	*	—	—	—	*
George L. Miles, Jr.(e)	6,389	*	—	—	—	*
John H. Pelusi, Jr.(d)	—	—	—	—	—	—
Lenore M. Sullivan(e)	6,389	*	—	—	—	*
Joe B. Thornton, Jr.(d)	—	—	—	—	—	—
McHenry T. Tichenor, Jr.(e)	6,389	*	—	—	—	*
Gregory R. Conley(f)	19,667	*	—	—	—	—
Nancy O. Goodson(f)	18,167	*	—	—	—	*
Directors and executive officers as a group	65,279	*	—	—	—	*
Baron Capital Group, Inc. and its affiliates(g) 767 Fifth Avenue New York, NY 10153	1,933,700	11.8%

*	Less than 1%.

(a)	The address of each beneficial owner in the table above (unless otherwise indicated) is: c/o HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, PA 15219.

(b)	The partnership units of the Operating Partnerships are exchangeable for shares of Class A common stock of HFF, Inc. on the basis of two partnership units, one of each Operating Partnership, for one share of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Pursuant to contractual provisions in the HFF Holdings Operating Agreement, HFF Holdings’ right to exchange its partnership units in the Operating Partnerships for shares of our Class A common stock is exercisable on the second, third, fourth and fifth anniversaries of this offering as described in “Shares Eligible for Future Sale.” Beneficial ownership of partnership units in the Operating Partnerships reflected in this table has not also been reflected as beneficial ownership of the shares of the Class A common stock of HFF, Inc. for which such units may be exchanged.

(c)	Holders of our Class B common stock (other than HFF, Inc. or any of its subsidiaries) will be entitled to a number of votes that is equal to the total number of shares of Class A common stock for which the partnership units that HFF Holdings holds in the Operating Partnerships are exchangeable.

(d)	The voting right and investment power of HFF Holdings as the holder of Class A common stock and/or Class B common stock is exercised by HFF Holdings’ managing member, currently John H. Pelusi, Jr.,

upon the approval of 65% or more of the interests held by the members of HFF Holdings, of which there are presently approximately 40. No individual holds interests sufficient to approve or block approval of any vote. On investment and voting matters with respect to the Class A common stock or Class B common stock that may be held by HFF Holdings, the managing member and operating committee of HFF Holdings act upon the approval of the members described above.

Messrs. Fowler, Gibson, Thornton and Pelusi are each a member of HFF Holdings and currently serve on its operating committee. Each member of HFF Holdings holds an ownership interest in HFF Holdings which in turn holds partnership units of the Operating Partnerships.

(e)	Includes grants of approximately 4,167 options to purchase shares of our Class A common stock, which will vest annually over three years, and a grant of approximately 2,222 restricted stock units, which will be fully vested, that will be made upon the effective date of our Registration Statement on Form S-1 of which this prospectus is a part.

(f)	Includes grants of 16,667 restricted stock units to Mr. Conley and 16,667 restricted stock units to Ms. Goodson that were made upon the effective date of our Registration Statement on Form S-1, 25% of which restricted stock units will vest annually beginning at the second anniversary of the grant date.

(g)	BAMCO, Inc. (“BAMCO”) and Baron Capital Management, Inc. (“BCM”) are Investment Advisers registered under Section 203 of the Investment Advisers Act of 1940 and subsidiaries of Baron Capital Group (“BCG”). Baron Small Cap Fund is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The agreements described below were each filed as exhibits to the registration statement in connection with our initial public offering, and the following descriptions of each of these agreements are qualified by reference thereto.

Reorganization Transactions

Upon the consummation of our initial public offering, pursuant to a sale and merger agreement, HFF, Inc. contributed the net proceeds raised in the offering to HoldCo LLC, its wholly-owned subsidiary. In consideration for the net proceeds from the offering and one share of Class B common stock, HFF Holdings sold all of the shares of Holliday GP, which is the sole general partner of each of the Operating Partnerships, and approximately 45% of the partnership units in each of the Operating Partnerships (including partnership units in the Operating Partnerships held by Holliday GP), to HoldCo LLC. HFF Holdings used approximately $56.3 million of the sale proceeds to repay all outstanding borrowings under HFF LP’s credit agreement. Accordingly, we did not retain any of the proceeds from the offering. In addition to cash, HFF Holdings also received an exchange right that permits HFF Holdings to exchange interests in the Operating Partnerships for shares of our Class A common stock (the “Exchange Right”) and rights under a tax receivable agreement between HFF, Inc. and HFF Holdings.

Tax Receivable Agreement

As described in above, partnership units in HFF LP and HFF Securities held by Holdings Sub, HFF Holdings’ wholly-owned subsidiary, were sold to HoldCo LLC, our wholly-owned subsidiary, for cash raised in the initial public offering. In the future, partnership units in HFF LP and HFF Securities held by HFF Holdings through Holdings Sub may be exchanged by HFF Holdings for shares of our Class A common stock on the basis of two partnership units, one of each Operating Partnership, for one share of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. HFF LP and HFF Securities intend to have an election under Section 754 of the Internal Revenue Code effective for the taxable year in which the initial sale of partnership units occurs and for each taxable year in which an exchange of partnership units for shares occurs. The initial sale is expected to produce (and later exchanges may produce) increases to the tax basis of the assets owned by HFF LP and HFF Securities at the time of the initial public offering (and at the time of each exchange of partnership units). These anticipated increases in tax basis would be allocated to us and would likely reduce the amount of tax that we would otherwise be required to pay in the future.

Upon the consummation of our initial public offering, we entered into a tax receivable agreement with HFF Holdings that provides for the payment by us to HFF Holdings of 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis and as a result of certain other tax benefits arising from our entering into the tax receivable agreement and making payments under that agreement. We will retain the remaining 15% of cash savings, if any, in income tax that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the assets of HFF LP and HFF Securities allocable to us as a result of the initial sale and later exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement commenced upon consummation of our initial public offering and continues until all such tax benefits have been utilized or have expired.

Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other tax benefits arising under the tax receivable agreement, HFF Holdings will not reimburse us for any payments previously made if such basis increases or other benefits were later not allowed. As a result, in such circumstances we could make payments to HFF Holdings under the tax receivable agreement in excess of our actual cash tax savings. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges result in taxable gain and the amount, character and timing of our income, we expect that during the term of the tax receivable agreement, the payments that we may make to HFF Holdings could be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization of our assets, we expect that future payments to HFF Holdings in respect of the initial sale to aggregate $102.9 million and range from approximately $4.0 million to $12.0 million per year over the next 15 years. Future payments to HFF Holdings in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial.

Registration Rights Agreement

We entered into a registration rights agreement with HFF Holdings pursuant to which we will be required to register under the Securities Act, under certain circumstances and subject to certain restrictions, shares of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) held or acquired by HFF Holdings, its affiliates and certain of its transferees. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

Operating Partnership Agreements

HFF, Inc., through HFF LP and HFF Securities, operates our business. Below are brief summaries of the HFF LP and HFF Securities partnership agreements.

HFF LP Partnership Agreement

Purpose

The partnership agreement provides that HFF LP’s purpose is to engage in any lawful act or activity for which limited partnerships may be formed under the Texas Revised Limited Partnership Act.

Management and Control

The partnership agreement further provides that Holliday GP, as general partner, manages and controls the business and affairs of HFF LP. As noted above, the shares of Holliday GP are wholly-owned by HoldCo LLC, a wholly-owned subsidiary of HFF, Inc.

In exercising such control, Holliday GP acts at the direction of the managing member of HoldCo LLC who is appointed by the Board of Directors of HFF, Inc. Holliday GP also consults with and considers the non-binding recommendations of the operating committee of HoldCo LLC which is appointed by certain senior officers of the Operating Partnerships (and is comprised of 10 employees of the Operating Partnerships (or either of them)). Additionally, a managing member and operating committee has been established in HFF LP. The managing member of HFF LP is selected in the same manner as the HoldCo LLC operating committee, and the HFF LP operating committee is identical to the HoldCo LLC operating committee. In performing its duties as general partner of HFF LP, Holliday GP consults with and considers the non-binding recommendations of the HFF LP managing member and HFF LP operating committee. Additionally, such senior officers, HFF LP managing member and HFF LP operating committee participate in the preparation of the annual budget for submission to Holliday GP as a non-binding recommendation. Holliday GP delegates certain control over HFF LP to certain officers of HFF LP.

Units; Percentage Interests

Each partner in HFF LP holds units representing interests in HFF LP, and the percentage interest of each partner will be determined based on the ratio of the number of units held by such partner to the number of outstanding units in the partnership. The units held by each partner are as set forth below:

Name	Units	Percentage Interest

Holliday GP	368,000	1%
HoldCo LLC	16,077,000	44%
Holdings Sub	20,355,000	55%

In the event a share of Class A common stock is redeemed, repurchased, acquired, cancelled or terminated by HFF, Inc., one unit of HFF LP registered in the name of HoldCo LLC (or in the event HoldCo LLC no longer holds units, Holliday GP) will automatically be cancelled for no consideration. Similarly, in the event HFF, Inc. issues a share of Class A common stock (other than in connection with the initial public offering), the net proceeds received by HFF, Inc. with respect to such share will be concurrently transferred to HoldCo LLC for transfer to HFF LP and HFF Securities in such manner as Holliday GP shall determine, each of which will in return issue to HoldCo LLC one unit in such Operating Partnership.

In the event any member of HFF Holdings forfeits a membership interest in HFF Holdings in accordance with the HFF Holdings operating agreement (i.e., as the result of being removed for cause under the HFF Holdings operating agreement or competing or soliciting in violation of the HFF Holdings operating agreement), the HFF LP partnership agreement provides that Holdings Sub will simultaneously forfeit a portion of the units it then holds in HFF LP (equal to such forfeiting member’s indirect ownership interest in HFF LP, other than the membership interests that were permitted to be sold by such member prior to that time).

Distributions; Tax Distributions

Holliday GP has the right to determine when distributions will be made to the partners of HFF LP and the amount of any such distribution. All distributions shall be made to the partners pro rata in accordance with their respective percentage ownership interests in HFF LP.

The holders of the partnership units in HFF LP, including HoldCo LLC and Holliday GP, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of HFF LP. Net profits and net losses of HFF LP will generally be allocated to the partners pro rata in accordance with their respective percentage interests (as determined in accordance with the HFF LP partnership agreement). The partnership agreement provides for cash distributions to the partners of HFF LP if Holliday GP determines that the taxable income of HFF LP will give rise to taxable income for its partners (or their constituent members). Generally these tax distributions will be computed based on our estimate of the net taxable income of HFF LP allocable to each partner multiplied by an assumed rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate for the applicable year prescribed for an individual or corporate resident in New York, New York assuming such taxpayer: (a) had no itemized deductions or tax credits, (b) was not subject to the alternative minimum tax, the self employment tax or other U.S. federal (or comparable state or local) income taxes not imposed under sections 1 or 11 of the Internal Revenue Code, and (c) was subject to income tax only in the jurisdictions where the taxpayer resides or is commercially domiciled. The assumed tax rate will be the same for all partners of HFF LP.

Transfers

The partnership agreement requires that each limited partner obtain Holliday GP’s consent to any sale, assignment, pledge, transfer, distribution or other disposition of any unit. Holliday GP may grant or withhold such consent in its sole discretion, provided that the partnership agreement permits certain transfers including (a) transfers contemplated under and in accordance with the Exchange Right, (b) transfers by the members in HFF Holdings of their interests (i) by devise or descent or by operation of law upon the death or disability of a member of HFF Holdings and (ii) to (x) immediate family members or trusts established for the benefit of such family members for estate planning purposes, (y) a charity for gratuitous purposes, or (z) as otherwise expressly permitted under the HFF Holdings operating agreement, and (c) transfers of shares of Class A common stock and Class B common stock of HFF, Inc.

Dissolution

HFF LP may be dissolved only upon the occurrence of the voluntary agreement of all partners, any act constituting dissolution under applicable law or certain other events specified in the partnership agreement. Upon dissolution, HFF LP will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are partners) in satisfaction of the liabilities of the Partnership, (b) second, to the setting up of any reserves which Holliday GP may determine to be reasonably necessary for any contingent liability of HFF LP and (c) third, to the partners in proportion to their respective percentage interests.

HFF Securities Partnership Agreement

Purpose

The partnership agreement provides that HFF Securities’ purpose is to act as a registered broker-dealer in connection with its efforts, on behalf of its clients, to (a) raise equity capital for discretionary, commingled real estate funds marketed to institutional investors, (b) raise equity capital for real estate projects, (c) raise equity capital from institutional investors to fund future real estate acquisitions, recapitalizations, developments, debt investments and other real estate-related strategies, and (d) execute private placements of securities in real estate companies. In addition, the partnership agreement provides that HFF Securities will provide advisory services on various project or entity-level strategic assignments such as mergers and acquisitions, sales and divestitures, recapitalizations and restructurings, privatizations, management buyouts, and arranging joint ventures for specific real estate strategies; and will be entitled to engage in any and all purposes and activities that are ancillary thereto as permitted under the Delaware Revised Uniform Limited Partnership Act, Delaware Code Annotated.

Management and Control

The partnership agreement of HFF Securities provides that Holliday GP, as general partner manages and controls the business and affairs of HFF Securities. Holliday GP will exercise such management and control in accordance with applicable securities laws. As noted above, the shares of Holliday GP are wholly-owned by HoldCo LLC, which is a wholly-owned subsidiary of HFF, Inc.

Holliday GP delegates certain control over HFF Securities to certain officers of HFF Securities, including, without limitation, one or more executive managing directors, senior managing directors, directors, supervisory principals and registered representatives.

Each supervisory principal is required to qualify with the NASD Series 7 and 24 examinations. The executive managing directors and supervisory principals are responsible for, among other things, preparing HFF Securities’ annual budget and business plan, which after approval by the senior officers of the Operating Partnerships and the Holdco Operating Committee, will be submitted to the General Partner as a non-binding recommendation.

Units; Percentage Interests

Each partner in HFF Securities holds units representing interests in HFF Securities, and the percentage interest of each partner will be determined based on the ratio of the number of units held by such partner to the number of outstanding units in the partnership. The units and associated percentage interests held by each of the partners are as set forth below:

Name	Units	Percentage Interest

Holliday GP	368,000	1%
Holdco LLC	16,077,000	44%
Holdings Sub	20,355,000	55%

In the event a share of Class A common stock is redeemed, repurchased, acquired, cancelled or terminated by HFF, Inc., one unit of HFF Securities registered in the name of HoldCo LLC (or in the event Holdco LLC no longer holds units, Holliday GP) will automatically be cancelled for no consideration. Similarly, in the event HFF, Inc. issues a share of Class A common stock (other than in connection with the initial public offering), the net proceeds received by HFF, Inc. with respect to such share will be concurrently transferred to HoldCo LLC for transfer to HFF Securities and HFF LP in such manner as Holliday GP shall determine, each of which will in return issue to HoldCo LLC one unit in such Operating Partnership.

In the event any member of HFF Holdings forfeits a membership interest in HFF Holdings in accordance with the HFF Holdings operating agreement (i.e., as the result of being removed for cause under the HFF Holdings operating agreement or competing or soliciting in violation of the HFF Holdings operating agreement), the partnership agreement provides that Holdings Sub will simultaneously forfeit a portion of the units it then holds in HFF Securities (equal to such forfeiting member’s indirect ownership interest in HFF Securities, other than the membership interests that were permitted to be sold by such member prior to that time).

Distributions; Tax Distributions

Holliday GP has the right to determine when distributions will be made to the partners of HFF Securities and the amount of any such distribution. All distributions will be made to the partners pro rata in accordance with their respective percentage ownership interests (as evidenced by units or fractional units held by each partner) in HFFS.

The holders of the partnership units in HFF Securities, including HoldCo LLC and Holliday GP, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of HFFS. Net profits and net losses of HFF Securities will generally be allocated to the partners pro rata in accordance with their respective percentage interests (as determined pursuant to the HFF Securities partnership agreement). The partnership agreement provides for cash distributions to the partners of HFF Securities if Holliday GP determines that the taxable income of HFF Securities will give rise to taxable income for its partners (or their constituent members). Generally these tax distributions will be computed based on our estimate of the net taxable income of HFF Securities allocable to each partner multiplied by an assumed rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York assuming such taxpayer: (a) had no itemized deductions or tax credits, (b) was not subject to the alternative minimum tax, the self employment tax or other

U.S. federal (or comparable state or local) income taxes not imposed under sections 1 or 11 of the Internal Revenue Code, and (c) was subject to income tax only in the jurisdictions where the taxpayer resides or is commercially domiciled. The assumed tax rate will be the same for all partners of HFF Securities.

Transfers

The partnership agreement requires that each limited partner obtain Holliday GP’s consent to any sale, assignment, pledge, transfer, distribution or other disposition of any unit. Holliday GP may grant or withhold such consent in its sole discretion, provided that the partnership agreement permits certain transfers including (a) transfers contemplated under and in accordance with the Exchange Right, (b) transfers by members in HFF Holdings of their interests (i) by devise or descent or by operation of law upon the death or disability of a member of HFF Holdings and (ii) to (x) immediate family members or trusts established for the benefit of such family members for estate planning purposes, (y) a charity for gratuitous purposes, or (z) as otherwise expressly permitted under the HFF Holdings operating agreement, and (c) transfers of shares of Class A common stock and Class B common stock.

Dissolution

HFF Securities may be dissolved only upon the occurrence of the voluntary agreement of all partners, any act constituting dissolution under applicable law or certain other events specified in the partnership agreement. Upon dissolution, HFF Securities will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are partners) in satisfaction of the liabilities of the Partnership, (b) second, to the setting up of any reserves which Holliday GP may determine to be reasonably necessary for any contingent liability of HFF Securities and (c) third, to the partners in proportion to their respective percentage interests.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The executive officers and key employees of the Company are as follows:

John H. Pelusi, Jr., Chief Executive Officer.  Mr. Pelusi is described above as a nominee for Director.

Gregory R. Conley, Chief Financial Officer.  Mr. Conley joined us in October 2006 and, working out of the Pittsburgh office, is responsible for all areas of financial accounting and reporting for the firm’s 18 offices. He has also served as an Executive Managing Director of HFF LP since 2007. Most recently, from 1998 through mid-year 2006, Mr. Conley was an executive vice president and CFO with Precise Technology, Inc. and its successor, Rexam Consumer Plastics, Inc. Precise Technology, Inc. was a plastics packaging business and portfolio company of Code Hennessy & Simmons. Between 1986 and early 1998, Mr. Conley served as a consultant with national consulting firms that eventually became part of Navigant Consulting, Inc. Between mid-1990 and early 1998, he was a vice president of Barrington Consulting Group, Inc. Prior to that between 1986 and mid-year 1990, he was an executive consultant at Peterson & Company. Mr. Conley began his career in public accounting with Ernst & Young LLP. He earned an MBA from the University of Pittsburgh and a BS from Duquesne University. Age: 46

Nancy O. Goodson, Chief Operating Officer.  Ms. Goodson has previously held the same position at HFF LP and its predecessor companies since 1993. She has also served as an Executive Managing Director of HFF LP since 2007. Working out of the firm’s Houston office, Ms. Goodson is responsible for the overall direction of the firm’s 18 national offices, with a specific focus on the oversight of administrative functions and loan servicing aspects of the Company. Prior to joining HFF in 1993, she spent seven years as a controller at Beeler Sanders Properties in Houston. She is a member of CREW Houston and is Treasurer of First United Methodist Church in Missouri City, Texas. She received her BBA from Southwest Texas State University. Age: 49

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and Directors. During fiscal 2006, the Company’s directors and officers were not subject to the reporting and disclosure requirement under Section 16 of the Exchange Act because no class of any equity security of the Company was registered under Section 12 of the Exchange Act.

AUDIT FEES

Fees for audit services provided by Ernst & Young LLP totaled approximately $2.7 million for fiscal year 2006. Audit service fees include fees associated with the annual audit and other attest services related to regulatory filings, including the filing of our S-1 and the audits of prior years’ financial statements included in that filing.

AUDIT-RELATED FEES

Fees for audit-related services provided by Ernst & Young LLP totaled approximately $0.2 million for fiscal year 2006. These fees were associated with the regulatory audits of HFF Securities and loan servicing.

TAX FEES

Ernst & Young LLP did not provide any tax compliance or tax advice and tax planning services in fiscal year 2006.

ALL OTHER FEES

No professional accounting services were rendered or fees billed for other services not included above in 2006 or 2005.

AUDIT COMMITTEE PRE-APPROVAL POLICY

All of the audit engagements relating to audit services, audit-related services and tax services described above were pre-approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy. The Audit Committee Pre-Approval Policy provides for pre-approval of all audit and non-audit services provided by the independent auditors. The policy authorizes the Audit Committee to delegate one or more of its members pre-approval authority with respect to permitted engagements.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, Pennsylvania 15219, Telephone: (713) 852-3500, E-mail: InvestorRelations@hfflp.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors

Nancy O. Goodson
Chief Operating Officer and Secretary

April 30, 2007

ANNUAL MEETING OF STOCKHOLDERS OF
HFF, INC.
June 5, 2007
Proxy Voting Instructions

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
-or-
TELEPHONE - Call toll-free 1-800-776-9437 from any touch-tone telephone and follow the instructions. Have your voting form in hand when you call.
-or-
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your voting form in hand when you access the web page.

Company Number
Account Number
Control Number

Please detach and mail in the envelope provided.
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1, ITEM 2, AND ITEM 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [ X ]

ITEM 1. ELECTION OF DIRECTORS

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)
NOMINEES:

¡	John Z. Kukral
¡	Deborah H. McAneny
¡	John H. Pelusi, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

ITEM 2. RATIFICATION OF INDEPENDENT, REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

FOR	AGAINST	ABSTAIN
☐	☐	☐

ITEM 3. OTHER MATTERS
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.
THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 1 AND ITEM 2, AND WILL GRANT DISCRETIONARY AUTHORITY IN OTHER MATTERS.
NOTE: PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS ON THIS PROXY. When shares are held jointly, each holder should sign. When signing as executor, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
Signature of Stockholder                                          Date
Signature of Stockholder                                          Date
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

HFF, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 5, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned holder of common stock of HFF, Inc., a Delaware corporation, hereby appoints John H. Pelusi, Jr., Gregory R. Conley and Nancy O. Goodson with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of HFF, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Rivers Club, One Oxford Centre (4th Floor), 301 Grant Street, Pittsburgh, Pennsylvania, on June 5, 2007 at 9:00 a.m. (EDT), and at any and all adjournments and postponements thereof, as follows:
SEE REVERSE SIDE
(CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)